Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 18, 2010
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM ANNOUNCES RETIREMENT OF JOSEPH LEVESQUE AND APPOINTMENT OF JOHN POLLOCK AS CEO

St. Paul, Minn. (11/18/10)—Aetrium Incorporated (Nasdaq:ATRM) today announced that Joseph C. Levesque, its long time chief executive officer, will retire from that post effective December 31, 2010. John J. Pollock, the company’s president and chief operating officer, will become the company’s chief executive officer upon Mr. Levesque’s retirement. Mr. Levesque will continue as the chair of the company’s board of directors.

Mr. Pollock, 51, has served in a variety of management positions with the company since 1996. He has served as the company’s president since October 2009 and as the company’s chief operating officer since August 2010. From December 2001 to October 2009, Mr. Pollock served as the vice president and general manager of the company’s North St. Paul operations.

“John has been doing an excellent job assuming more and more executive management responsibility as we have been implementing our succession plan,” Mr. Levesque said. “John’s many years in various management roles at the company, his broad knowledge and experience with our industry and customers, and his business acumen all make John an excellent choice to assume the chief executive reins of the company.”

“I am both pleased and honored to have been selected by Joe and the rest of the board to take on the role of chief executive officer of the company,” Mr. Pollock said. “Joe has been the moving force behind the company’s successes for twenty-five years. I look forward to the challenge his example has set, and we are very fortunate that we will continue to have his wisdom and depth of experience available to us as he continues as chair of our board.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2009.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.